Exhibit 10.1

CERTAIN INFORMATION OF THIS EXHIBIT (IDENTIFIED BY “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

EXECUTION VERSION

MASTER AGREEMENT

This MASTER AGREEMENT (this “Agreement”), dated as of July 24, 2021 (“Effective Date”), is entered into by and among Quidel Corporation, a Delaware corporation (“Quidel”), Quidel Cardiovascular Inc., a Delaware corporation and wholly-owned subsidiary of Quidel (“QCI”), and Beckman Coulter, Inc., a Delaware corporation (“Beckman”). Quidel, QCI and Beckman are each referred to as a “Party” and together as the “Parties”. Quidel and QCI shall be jointly and severally responsible and liable for the obligations or liabilities of either of them hereunder, and Quidel shall cause QCI to perform its obligations hereunder. Any action taken by either of Quidel or QCI hereunder (including, e.g., providing any notice hereunder) shall be binding on each of them and effective as if taken by both of them, and Quidel shall cause QCI not to act inconsistently with any actions or positions taken by Quidel with respect to this Agreement.

RECITALS:

WHEREAS, QCI (as successor to Biosite (as such term, along with other capitalized terms used in the recitals, is defined in Section 1.1)) and Beckman are parties to the BNP Agreement, pursuant to which Beckman manufactures for QCI certain diagnostic BNP assays designed for use on laboratory instruments sold by or on behalf of Beckman, and Quidel sells such BNP assays in a number of markets worldwide, either itself or through its Affiliates or their respective distributors, in each case, as more fully set forth therein;

WHEREAS, Quidel and Beckman are concurrently entering into the Settlement Agreement to resolve disputes relating to the BNP Agreement and certain other matters, as more fully set forth therein, which settlement is based upon the transactions contemplated by this Agreement; and

WHEREAS, QCI (as successor to Biosite) and [***] are parties to the [***] Agreement, pursuant to which, among other matters, QCI obtained the right to [***] in connection with the manufacture of the BNP assays under the BNP Agreement and the right to grant the rights hereunder to Beckman regarding the [***].

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

PRELIMINARY MATTERS

Section 1.1 Certain Defined Terms. The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Active Territory” means each country in which Quidel or any of its Affiliates has directly or indirectly sold or distributed any Q-B Products during the Reference Period.

“Adjusted Additional Test Fee” means, with respect to a specified period: (i) if the Additional Test Fee is greater than the Minimum Test Fee for such period, an amount equal to the lesser of (A) such Additional Test Fee minus such Minimum Test Fee or (B) the Maximum Test Fee for such specified period minus such Minimum Test Fee; or (ii) if item (i) does not apply, $0. The Adjusted Additional Test Fee shall be calculated for the entire calendar year for calendar years 2022 through 2029, and shall be calculated for the period from the Go Live Completion Date through December 31, 2021 for calendar year 2021.

“Additional Test Fee” means, with respect to a specified period, an amount equal to (i) the Per Test Fee Amount multiplied by (ii) the sum of the Total Tests Sold by Quidel (as set forth in the applicable Quidel Test Reports) plus the Total Tests Sold by Beckman, in each case during such period.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. The term “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Annual True-Up Report” has the meaning set forth in Section 3.3.

“Assigned Quidel Contract” has the meaning set forth in Section 2.5(h).

“Assignment and Assumption Agreement” means, for each Active Territory for which there are any Designated Transfer Contracts, an agreement substantially in the form attached hereto as Attachment A or as otherwise mutually agreed upon by the Parties in writing.

“Assumed Liabilities” has the meaning set forth in Section 2.5(h).

“Audited Party” has the meaning set forth in Section 3.5(b).

“Auditing Party” has the meaning set forth in Section 3.5(b).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 5.1.

“Beckman” has the meaning set forth in the preamble.

“Beckman Analyzer” means any and all automated immunoassay (or combination chemistry/immunoassay) laboratory instruments capable of performing the measurement of analytes in human biological materials that are developed or marketed by or on behalf of Beckman or any of its Affiliates as of the Effective Date or at any time thereafter (which, for clarity, includes any improvements or replacements to any such instruments).

“Beckman Indemnitee” has the meaning set forth in Section 8.1.

“Beckman Pass-Through Amount” has the meaning set forth in Section 2.4(b).

“Beckman Product” means, unless otherwise consented to by Quidel, such consent not to be unreasonably withheld, a Q-B Product that is marketed and sold solely under the “Beckman” name, and without reference to the “Quidel” name, in each case after the Transfer Date in the applicable Active Territory. For the avoidance of doubt, each Beckman Product shall be counted once for purposes of calculations under this Agreement.

“Bill of Sale” means an agreement substantially in the form attached hereto as Attachment B.

“Biosite” means Biosite Incorporated, a Delaware corporation, that was in existence in 2003.

“BNP Agreement” means that certain BNP Assay Development, Manufacture and Supply Agreement, dated June 24, 2003, by and between QCI (as successor to Biosite) and Beckman, as amended, including pursuant to the BNP Agreement Amendment.

“BNP Agreement Amendment” means that certain amendment to the BNP Agreement entered into concurrently with this Agreement by and between QCI and Beckman with respect to certain amendments to the BNP Agreement.

“BNP Agreement Territory End Date” means, with respect to an Active Territory, the earlier of (i) the date on which the Transfer Date occurs for such Active Territory, or (ii) the date specified by Beckman in a written notice from Beckman, which notice will reference this definition and the applicable Active Territory.

“BNP Agreement Territory Wind-Down Period” means, with respect to an Active Territory, the one (1) year period beginning on the day following the applicable BNP Agreement Territory End Date.

“BNP/NT” means (i) 1-108 Pro-BNP, with or without the 26-amino acid signal peptide sequence, or (ii) any proteolytic or other fragment thereof (however derived), including the 1-76 peptide fragment commonly known as Nt-Pro-BNP and the 77-108 peptide fragment commonly known as BNP.

“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to remain closed.

“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, in each case required to permit the consummation of any transaction contemplated by this Agreement or any Related Agreement.

“Contract” means any contract, agreement or other enforceable obligation, whether oral or in writing.

“Day 1 Transfer Territory” means each Active Territory having a Target Transfer Date of “Day 1”, as set forth on Schedule A (but subject to de-designation pursuant to Section 2.1(a)).

“Day 1 Transition Territory” means each Active Territory having a Target Transition Date of “Day 1”, as set forth on Schedule A (but subject to de-designation pursuant to Section 2.1(a)).

“Designated Quidel Contracts” means the Designated Replacement Contracts and the Designated Transfer Contracts, collectively.

“Designated Replacement Contract” means a Quidel Contract designated as such on either Schedule 5.4(A) or 5.4(B).

“Designated Territory” means a “Designated Territory” as defined in the Distribution Agreement.

“Designated Transfer Contract” means a Quidel Contract designated as such on either Schedule 5.4(A) or 5.4(B).

“Distribution Agreement” means that certain agreement entered into concurrently with this Agreement by and between Beckman and Quidel that identifies itself as such, with reference to this Agreement.

“Dollars” and “$” shall each mean lawful money of the United States.

“Effective Date” has the meaning set forth in the preamble.

“Escrow Agreement” means that certain agreement entered into concurrently with this Agreement by and among Beckman, QCI and the escrow agent named therein that identifies itself as such, with reference to this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.5(h).

“Field” means the testing of biological samples to determine BNP levels using an automated analyzer capable of processing equal to or greater than [***] in vitro diagnostic assays per hour.

“Final Deadline” means the sixth (6th) anniversary of the Effective Date, as such deadline may be extended by the Parties from time to time.

“Go Live Completion Date” has the meaning set forth in Section 2.1(b).

“Go Live Deadline” has the meaning set forth in Section 2.1(a).

“Go Live Ready Date” has the meaning set forth in Section 2.1(a).

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, including any Healthcare Regulatory Authority.

“Governmental Authorization” means, other than a Registration, any licenses, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Governmental Authority.

“Healthcare Regulatory Authority” means any federal, national, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (i) the development, marketing, labeling, sale, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug, device, in vitro diagnostic products or over-the-counter pharmaceutical product, (ii) federal healthcare programs under which such products are purchased or (iii) the protection of personal or protected health information.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Indemnitee” means a Beckman Indemnitee or a Quidel Indemnitee, as appropriate. References to a Party’s Indemnitees means, in the case of Beckman, the Beckman Indemnitees, and, in the case of Quidel or QCI, the Quidel Indemnitees.

“Intellectual Property” means any and all intellectual property or proprietary rights of any kind, in any jurisdiction throughout the world, including any Patents, Inventions, trade secrets, know-how or copyrights.

“Invention” means any invention or the like (whether or not patentable, whether or not the subject of an invention disclosure or Patent, and whether or not reduced to practice).

“Joint Losses” means any and all Losses paid by Quidel or Beckman or any of their respective Affiliates to a Third Party (other than a Governmental Authority), in each case, as a result of any actual or threatened Proceedings by any Third Party (other than a Governmental Authority) to the extent solely arising out of the entry into this Agreement or any Related Agreement by the Parties, but only to the extent such Losses are not subject to indemnification pursuant to Section 8.1 or 8.2 or the indemnification provisions of the applicable Related Agreement.

“Judgment” means any outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority.

“Knowledge” means, with respect to a Party, the actual knowledge of any of the officers of such Party listed on Schedule 5.

“Last Transfer Date” means the last-to-occur Transfer Date (excluding the Transfer Dates for No Registration Territories) (i.e., once the Transfer Date for all Active Territories (other than No Registration Territories) has occurred).

“Last Transition Date” means the last-to-occur Transition Date (i.e., once the Transition Date for all Active Territories has occurred).

“Law” means any and all state, federal, national or multinational laws, statutes, ordinances, codes, rules or regulations, including any Laws applicable to any Registration or any subject matter over which a Healthcare Regulatory Authority has jurisdiction (including as set forth in the definition thereof).

“Liabilities” means any obligation or liability of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due.

“Licensed Product” has the meaning set forth in Section 4.2(b).

“Lien” means any lien (statutory or otherwise), mortgage, pledge, hypothecation, rights of others, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title retention agreement, voting trust agreement, right of first refusal, charge, claim, security interest, encumbrance, option, title defect, assessment, restriction on transfer or other encumbrance of any nature whatsoever, whether consensual, statutory or otherwise, related to capital stock, property or assets.

“Litigation Matters” means the matters described in the Settlement Agreement.

“Losses” means any and all damages, losses, liabilities, penalties, fines, charges, settlement payments, deficiencies, judgments, assessments, awards, forfeitures, pecuniary harm, interest, costs, or expenses (including reasonable defense and attorneys’ and other professionals’ fees and expenses).

“Materials” has the meaning set forth in Section 2.6. For the avoidance of doubt, Materials shall not include any Quidel IP.

“Materials Delivery Date” the first date on which all of the materials and information set forth on Schedule 2.6 have been delivered to Beckman, in accordance with Section 2.6, as reasonably determined by the Parties in good faith.

“Maximum Test Fee” means (i) with respect to calendar year 2021, $75 million multiplied by the Pro Rata Percentage; and (ii) with respect to each of calendar years 2022 through and including 2029, $75 million.

“Minimum Test Fee” means: (i) with respect to calendar year 2021, $70 million multiplied by the Pro Rata Percentage; and (ii) with respect to each of calendar years 2022 through and including 2029, $70 million.

“No Transfer Territory” has the meaning set forth in Section 2.2(b).

“Ordinary Course of Business” means, with respect to any action or activity by Quidel or its Affiliates, engaging in such action or activity consistent with the usual practices and conduct undertaken by Quidel or such Affiliate in conducting its business operations and activities during the Reference Period. Ordinary Course of Business shall be considered with respect to the particular geographic location in which such action or activity is performed. Notwithstanding the foregoing, neither Quidel nor QCI will be in breach of any obligation to act in the Ordinary Course of Business herein, if the action or inaction taken (i) is expressly required by any provision of this Agreement or any Related Agreement, or (ii) is pursuant to the express written request of Beckman.

“Outside End Date” means, with respect to a Quidel Contract, the earlier of (i) date on which the then-current term of such Quidel Contract expires in accordance with its terms in effect as of the Effective Date (or as amended in accordance with Section 2.5(g)), excluding any extension or renewal thereof other than as expressly permitted by Section 2.5(g) or (ii) the earliest date on which Quidel or its applicable Affiliate can terminate the Quidel Contract under the terms in effect as of the Effective Date (or as amended in accordance with Section 2.5(g)) without incurring any penalty under such terms (including by providing notice of termination or non-renewal); provided that, if Beckman requests that such Quidel Contract be extended pursuant to Section 2.5(g), the Outside End Date shall be extended in accordance with such request.

“Patent” means any and all pending patent applications (including provisional applications) and issued patents in any jurisdiction throughout the world.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Per Test Fee Amount” means $[***].

“Pro Rata Percentage” means an amount equal to the number of calendar days in the period beginning on the Go Live Completion Date and ending on December 31, 2021 divided by 365.

“Proceeding” has the meaning set forth in Section 5.7.

“Q-B Assets” means any assets of Quidel or its Affiliates that, as of the Effective Date or at any time prior to the Last Transfer Date, are (i) primarily related and material to the development, manufacture, licensing or sale of any Q-B Products, or (ii) otherwise reasonably necessary for Quidel to perform its obligations under this Agreement or any Related Agreement.

“Q-B Products” means any and all products manufactured by Beckman during the Reference Period under the BNP Agreement.

“QCI” has the meaning set forth in the preamble.

“Quidel” has the meaning set forth in the preamble.

“Quidel Antibody” means that certain mouse Omniclonal antibody or fragment thereof that was developed by Biosite and that QCI currently owns and manufactures for use in connection with manufacture of the Q-B Product under the BNP Agreement, or any other fragment, sub-unit, modification, or composition derived therefrom, [***].

“Quidel Antibody IP” has the meaning set forth in Section 4.3(b).

“Quidel Contracts” means any and all Quidel Customer Contracts, Quidel Distribution Agreements, and Tender Contracts, collectively.

“Quidel Customer Contract” means any Contract (i) in effect as of the Effective Date, or (ii) entered into in the Ordinary Course of Business after the Effective Date and prior to the Transition Date for such Active Territory, subject to the prior written consent of Beckman to enter into such new Contract, such consent not to be unreasonably withheld, in each case pursuant to which Quidel or any of its Affiliates sells to, or makes available for purchase by, a Third Party any Q-B Products, excluding (A) purchase orders and the like for one-time purchases having a customer delivery date on or before the applicable Transition Date and (B) Quidel Distribution Agreements and Tender Contracts.

“Quidel Distribution Agreement” means any Contract in effect as of the Effective Date pursuant to which Quidel or any of its Affiliates distributes any Q-B Products through a Third Party, or otherwise sells to, or makes available for purchase by a Third Party, any Q-B Products for re-sale or distribution by such Third Party, excluding Tender Contracts.

“Quidel Indemnitee” has the meaning set forth in Section 8.2.

“Quidel IP” has the meaning set forth in Section 4.2(b).

“Quidel Registrations” means, with respect to an Active Territory, any and all Registrations held by Quidel or QCI or any of their Affiliates or any of its or their distributors, as applicable, with respect to such Active Territory.

“Quidel Sales Report” has the meaning set forth in Section 3.2(b).

“Quidel-Supplied Components” means any and all Biosite Materials (as defined in the BNP Agreement) delivered by or on behalf of Quidel to Beckman during the Reference Period, including those set forth on Schedule B.

“Quidel Test Report” has the meaning set forth in Section 3.2.

“Ready” means: (i) with respect to the Transition-Ready Date for an Active Territory, Beckman has completed, in all material respects, all commercial and regulatory steps reasonably required for Beckman to be able to distribute the applicable Q-B Products in such Active Territory; and (ii) with respect to the Transfer-Ready Date for an Active Territory, Beckman has completed, in all material respects, all commercial and regulatory steps reasonably required for Beckman to be able to distribute the applicable Beckman Products in such Active Territory and to begin winding-down the distribution of the applicable Q-B Products in such Active Territory; in each case taking into account the services to be provided by Quidel under the Transition Services Agreement. For clarity, and by way of example only, such steps may include, as applicable, establishing processes and systems for taking and fulfilling orders, handling inventory and shipping logistics, providing customer support and handling regulatory compliance.

“Reference Period” means the period from July 1, 2019 through but not including the Effective Date.

“Registrations” means, with respect to any Active Territory (or, for purposes of Section 2.2(d)(3), the applicable country or territory), any and all authorizations or approvals issued by any Healthcare Regulatory Authority (including premarket approval applications, premarket notifications, investigational device exemptions, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the distribution, marketing, use or sale of any Q-B Product in such Active Territory (or, for purposes of Section 2.2(d)(3), the applicable country or territory).

“Related Agreements” means the Assignment and Assumption Agreements, Bill of Sale, BNP Agreement Amendment, Distribution Agreement, Settlement Agreement, Supply Agreement, Transition Services Agreement, and any other agreements that the Parties may mutually agree in writing.

“Related Patents” means (i) with respect to an Invention, any Patent that claims such Invention in whole or in part, together with any other Patents described in item (ii) with respect thereto; and (ii) with respect to a Patent, any and all (A) continuations, continuations-in-part claiming the same subject matter, divisionals, reissues, or re-examinations, and any Patents resulting therefrom; (B) corresponding international patent applications or other administrative protections, and any Patents resulting therefrom; (C) extensions, renewals, patent term restorations or the like of such Patent or any of the foregoing, whether by existing or future mechanisms, including supplementary protection certificates or the equivalent thereof; and (D) all rights to apply for, seek or otherwise obtain any of the foregoing in any jurisdiction throughout the world, including all rights provided by multinational treaties or conventions for any of the foregoing.

“Remaining Transfer Territory” means each Active Territory that is not a Day 1 Transfer Territory.

“Remaining Transition Territory” means each Active Territory that is not a Day 1 Transition Territory.

“Representatives” means, with respect to any Person, its officers, directors, managers, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Reported Amount” means any amount designated as such in Section 3.2, 3.3 or 3.5(a).

“Retained Quidel Contract” has the meaning set forth in Section 2.5(f).

“[***]” means [***], Inc., a Delaware corporation.

“[***] Agreement” means that certain [***] License Agreement, [***], as amended.

“[***] Antibody” means [***].

“Settlement Agreement” means that certain settlement agreement entered into concurrently with this Agreement by and between Quidel and Beckman that identifies itself as such, with reference to this Agreement.

“Special Territory” means each of Peoples Republic of China, India, Mexico, Russia, South Korea, and Vietnam.

“Supply Agreement” means that certain agreement entered into as of the Effective Date by and between Beckman and QCI that identifies itself as such, with reference to this Agreement.

“Target Transition Date” means, with respect to an Active Territory, (i) the date specified as such on Schedule A for such Active Territory (which date may be specified as “Day 1”) or (ii) if no such date is specified on Schedule A, the date mutually agreed upon by the Parties in writing, which date will not be later than the Transition Deadline.

“Target Transfer Date” means, with respect to an Active Territory, (i) the date specified as such on Schedule A for such Active Territory (which date may be specified as “Day 1” or “n/a” or as otherwise indicated on such Schedule A), or (ii) if no such date is specified on Schedule A, the date mutually agreed upon by the Parties in writing, which date will not be later than the Transfer Deadline.

“Tender Contract” means any Contract between, on the one hand, Quidel or any of its Affiliates or any of their distributors, and on the other hand, a Governmental Authority or a Person other than a Governmental Authority that otherwise was subject, or obtained pursuant, to a tender or procurement process involving a Governmental Authority, in each case with respect to the procurement of any Q-B Products, and (i) in effect as of the Effective Date, or (ii) entered into in the Ordinary Course of Business after the Effective Date and prior to the Transition Date for any Active Territory covered by such Contract, subject to the prior written consent of Beckman to entry into such new Contract, such consent not to be unreasonably withheld.

“Test” means a single diagnostic immunoassay test for BNP/NT.

“Third Party” means any Person other than Quidel, Beckman or their respective Affiliates.

“Third-Party Claim” means any Proceeding brought or threatened by a Third Party against an Indemnitee that is subject to indemnification pursuant to Article 8.

“Third-Party Claim Notice” has the meaning set forth in Section 8.4.

“Total Tests Sold by Beckman” means, with respect to a specified time period, the number calculated as (i) the total number of units of Licensed Products sold worldwide by Beckman or any of its Affiliates to any Third Party during such time period, in each case less the number of units of Licensed Products returned or for which a refund was provided by Beckman or any of its Affiliates to any Third Party during the same period, multiplied by (ii) the total number of Tests that each such Licensed Product is designed to run, as set forth in the applicable Beckman specifications or documentation (which, for clarity, excludes Licensed Products that are not designed to run Tests, such as calibrators and controls); provided that, in calendar year 2021, the number of units in item (i) shall be limited to units sold on or after the Go Live Completion Date.

“Total Tests Sold by Quidel” means, with respect to a specified time period, the number calculated as (i) the total number of units of Q-B Products sold in all Active Territories by Quidel or any of its Affiliates to any Third Party during such time period, in each case less the number of units of Q-B Products returned or for which a refund was provided by Quidel or any of its Affiliates to any Third Party during the same period, multiplied by (ii) the total number of Tests that each such Q-B Product is designed to run, as set forth in the applicable Quidel specifications or documentation (which, for clarity, excludes Q-B Products that are not designed to run Tests, such as calibrators and controls); provided that, in calendar year 2021, the number of units in item (i) shall be limited to units sold on or after the Go Live Completion Date.

“Trademark” means any trademark, trademark registration, trademark application, service mark, trade name, logo, business name or brand name, trade dress and similar rights (in each case whether or not registered) and all goodwill associated with the foregoing.

“Transactions” means the transactions contemplated by this Agreement, including (i) entering into this Agreement and each Party’s performance hereunder (including granting any rights granted hereunder), (ii) the transfer, delivery, sale or assignment of any Materials or other Transferred Assets, or the assignment or assumption of any Designated Quidel Contracts, hereunder, and (iii) entering into each Related Agreement and each Party’s performance thereunder (including the grant of any rights thereunder).

“Transfer Date” means: (i) with respect to each Active Territory (other than No Registration Territories) for which the Quidel Registrations will be transferred to Beckman, as specified on Schedule A, the date on which all Quidel Registrations for such Active Territory have been transferred to Beckman; (ii) with respect to each Active Territory (other than No Registration Territories) for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, the date on which Beckman has obtained all Registrations for such Active Territory, in each case as reasonably determined in good faith by the Parties; and (iii) with respect to each No Registration Territory, the earlier of (A) the date on which Beckman or any of its Affiliates first begins making commercial sales of Beckman Products in such Active Territory (whether directly or through distributors) or (B) the Last Transfer Date.

“Transfer Deadline” means (i) for each Active Territory that is not a Special Territory, the date that is three (3) years after the Effective Date, and (ii) for each Special Territory, the date that is five (5) years after the Effective Date, as the same may be extended pursuant to Section 2.2(g)(1), but in no event later than the Final Deadline.

“Transfer-Ready Date” means: (i) with respect to each Active Territory for which the Quidel Registrations will be transferred to Beckman, as specified on Schedule A, the date on which (A) all Quidel Registrations for such Active Territory are able to be transferred to Beckman, and (B) Beckman is Ready for such Active Territory, in each case as reasonably determined in good faith by the Parties; and (ii) with respect to each Active Territory for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, the date on which (A) Beckman has obtained all Registrations for such Active Territory, and (B) Beckman is Ready for such Active Territory and is ready for the BNP Agreement Territory End Date to occur for such Active Territory, in each case as reasonably determined in good faith by the Parties.

“Transferred Assets” means (i) the Materials and (ii) any other assets in tangible or electronic form that are transferred or provided by or on behalf of Quidel or QCI or their Affiliates to Beckman under this Agreement or the Transition Services Agreement, to the extent (only for this item (ii)) such other assets are documented in a Bill of Sale as mutually agreed upon by the Parties in good faith in accordance with Section 2.6(b). For the avoidance of doubt, Transferred Assets shall not include any Quidel IP or Quidel Antibody IP.

“Transferred Territory” means an Active Territory for which the Transfer Date has occurred.

“Transition Date” means, with respect to an Active Territory, the date on which such Active Territory becomes a Designated Territory.

“Transition Deadline” means the date that is 18 months after the Effective Date.

“Transition-Ready Date” means, with respect to an Active Territory, the date on which Beckman is Ready for such Active Territory, in each case as reasonably determined in good faith by the Parties.

“Transition Services Agreement” means that certain agreement entered into concurrently with this Agreement by and among Beckman, QCI and Quidel that identifies itself as such, with reference to this Agreement.

“U.S.” or “United States” means the United States of America and its territories and possessions.

“VDR” has the meaning set forth in Section 2.9.

Section 1.2 Attachments; Schedules. The following Attachments and Schedules are attached to this Agreement and hereby incorporated herein:

Attachment	Description

A	Form of Assignment and Assumption Agreement

B	Form of Bill of Sale

5.2	[***] Agreement

5.3	BNP Agreement

Schedule	Description

A	Active Territories

B	Quidel-Supplied Components

Schedule	Description

2.6	Materials

3.6(b)	Incentive Payment

5	Knowledge

5.4	Quidel Contracts

5.4(A)	Quidel Customer and Distributor Contracts

5.4(B)	Tender Contracts

5.4(C)	Quidel Distribution Agreements Outside of the Active Territories

5.4(D)	Reporting

5.6	Contracts for Quidel-Supplied Components

Section 1.3 Construction; Interpretation. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. If a date on which something is due or an action is required to be taken under this Agreement is not a Business Day, then such date shall automatically be deemed to instead be the first Business Day after such date, including with respect to the Target Transition Date, Target Transfer Date, Transfer Deadline, Transfer-Ready Date, Transition Deadline, Transition-Ready Date, Go Live Ready Date, Go Live Completion Date and Go Live Deadline. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) words importing the singular shall also include the plural, and vice versa; (iii) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (iv) the word “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; and (v) the term “to the extent” shall be interpreted to mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”.

ARTICLE 2

TRANSACTIONS

Section 2.1 Go Live Transactions.

(a) Go Live Ready Date.

(1) The “Go Live Ready Date” is the date on which all of the following conditions are met at the same time: (i) the Transfer-Ready Date shall have occurred (and the requirements for such occurrence continue to be met) for each

Day 1 Transfer Territory; (ii) the Transition-Ready Date shall have occurred (and the requirements for such occurrence continue to be met) for each Day 1 Transition Territory; (iii) the Materials Delivery Date shall have occurred. Beckman may, solely for purposes of determining the Go Live Ready Date and in its sole discretion, de-designate one or more Active Territories as being a Day 1 Transfer Territory or Day 1 Transition Territory, as applicable, in which case the Target Transfer Date or Target Transition Date, as applicable, will automatically be deemed to be as soon as practicable after the Go Live Completion Date (or such other date as mutually agreed upon by the Parties).

(2) On the Go Live Ready Date: (i) the Parties shall take the actions required by, and complete the transactions contemplated by, Section 2.5(b)(1), including entering into an Assignment and Assumption Agreement with respect to each such Day 1 Transition Territory, to the extent applicable; (ii) for each Day 1 Transfer Territory for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, Beckman shall obtain or have already obtained Registrations in such Day 1 Transfer Territory in the name of Beckman or its designee, as set forth in Section 2.2(e); and (iii) for each Day 1 Transfer Territory for which the Quidel Registrations will be transferred to Beckman, as specified on Schedule A, Quidel shall complete the transfer to Beckman or its designee of all Quidel Registrations for such Day 1 Transfer Territory, as set forth in Section 2.2(d).

(b) Go Live Completion Date. The “Go Live Completion Date” is the date on which all of the actions and transactions required by Section 2.1(a) have been completed or effectuated, as applicable, as reasonably determined in good faith by the Parties.

(c) Go Live Deadline. If the Go Live Ready Date or Go Live Completion Date has not occurred on or before the date that is 90 days after the Effective Date (“Go Live Deadline”), then the Parties shall negotiate in good faith and mutually agree upon a reasonable work-around or alternative solution.

Section 2.2 Registrations.

(a) Timeline. Subject to Section 2.2(b), each Party shall perform its obligations under this Section 2.2, and the Parties shall otherwise work together in good faith, to: (i) cause the Transfer-Ready Date for each Day 1 Transfer Territory to occur as soon as reasonably practicable after the Effective Date and, in any event, no later than the Go Live Deadline; and (ii) cause the Transfer-Ready Date for each Remaining Transfer Territory to occur as soon as reasonably practicable after the Go Live Completion Date (with a goal of the Transfer-Ready Date for each Remaining Transfer Territory occurring on or before the applicable Target Transfer Date) and, in any event, no later than the Transfer Deadline. Except as set forth in Section 2.1(a), a Target Transfer Date may only be changed upon mutual written agreement of the Parties, and neither Party will unreasonably withhold, condition or delay its agreement to any such change requested by the other Party with respect to a Remaining Transfer Territory for a date that is on or before the then-effective Transfer Deadline, it being understood that Quidel may need to provide up to 30 days advance notice of any such change to any affected distributors.

(b) No Registration Territories. This Section 2.2 shall not apply to any Active Territory for which the Target Transfer Date is specified in Schedule A as “n/a” (each, a “No Registration Territory”), and neither Party shall have any obligations under this Section 2.2 with respect thereto.

(c) Status; Effective Time. Each Party shall use commercially reasonable efforts to keep the other Party apprised of the status of its efforts under this Section 2.2 and to respond promptly to reasonable inquiries from the other Party regarding such status. The Parties shall use commercially reasonable efforts to cause all Transfer Dates to be the first or last day of a month. The Parties shall confirm in writing the occurrence of each Transfer Date, and any Transactions or related actions that are effective on a Transfer Date shall be effective as of 12:01 a.m. in the applicable Active Territory (and the geographic location designated by the Parties if there is more than one time zone in the Active Territory) on such Transfer Date.

(d) Quidel Responsibilities.

(1) During the period beginning on the Effective Date and ending on the Last Transfer Date, Quidel shall, in accordance with the applicable timing set forth in Section 2.2(a) and the Transition Services Agreement: (i) with respect to each Active Territory for which the Quidel Registrations will be transferred to Beckman, as specified on Schedule A, use commercially reasonable efforts to transfer (or cause its Affiliates or distributors to transfer) such Quidel Registrations to Beckman; (ii) with respect to each Active Territory for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, use (or cause its Affiliates to use) commercially reasonable efforts to support Beckman or its designee to obtain new Registrations in such Active Territory, including by performing all of its obligations required by the Transition Services Agreement to be performed with respect thereto; and (iii) take (or cause its Affiliates to take), at the Parties’ shared expense (other than as otherwise set forth in the Transition Services Agreement), any other actions reasonably requested by Beckman to facilitate Beckman’s performance of its obligations under this Section 2.2.

(2) Quidel will promptly provide in the VDR after the Effective Date, and in no event more than three (3) Business Days after the Effective Date, (i) copies of all documentation submitted to the applicable Healthcare Regulatory Authority in the applications for the Quidel Registrations held by QCI or any of its Affiliates for each Active Territory, and (ii) all documentation that was provided by QCI or any of its Affiliates to its or their distributors for their respective submissions in obtaining any such Quidel Registrations held by such distributors in each Active Territory. For the avoidance of doubt, QCI will not be required to provide any data or other information related to the analytical studies, including related data, that were conducted in support of the Quidel Registrations, which analytical studies were conducted by Beckman, and Quidel and QCI shall have no liability arising therefrom.

(3) If and to the extent reasonably requested by Beckman, for each country or territory that is not an Active Territory but for which Quidel or any of its Affiliates have any Registrations in effect on the Effective Date, Quidel shall (and shall cause its Affiliates to) use commercially reasonable efforts to support Beckman or its designee to obtain new Registrations in such country or territory, including by providing to Beckman all documentation of the type described in Section 2.2(d)(2), but only to the extent such documentation then-exists and is in the possession or control of Quidel or its Affiliates. The Parties acknowledge that Quidel and QCI are not making any representations regarding such Registrations or any covenants related thereto except as set forth in this Section 2.2(d)(3).

(e) Beckman Responsibilities. During the period beginning on the Effective Date and ending on the Last Transfer Date, Beckman shall, in accordance with the applicable timing set forth in Section 2.2(a) and the Transition Services Agreement: (i) with respect to each Active Territory for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, use commercially reasonable efforts to obtain new Registrations for such Active Territory, including by submitting to the applicable Healthcare Regulatory Authority all materials, applications and other filings necessary for Beckman or its designee to obtain such new Registrations and responding to any comments thereon from any Regulatory Authority and making any additional filings or amendments requested by the applicable Regulatory Authority, and Quidel and QCI shall use commercially reasonable efforts to support Beckman and its Affiliates in such efforts pursuant to the Transition Services Agreement; (ii) use commercially reasonable efforts to take all of the steps otherwise necessary for Beckman to be Ready for such Active Territory; and (iii) take, at the Parties’ shared expense (other than as otherwise set forth in the Transition Services Agreement), any other actions reasonably requested by Quidel to facilitate Quidel’s performance of its obligations under this Section 2.2.

(f) Notice of Non-Pursuit. Prior to the Transfer Date for an Active Territory, Beckman, may in its sole discretion, provide written notice to Quidel that Beckman no longer wishes to pursue the activities under this Section 2.2 with respect to such Active Territory (each, a “Non-Pursuit Notice”). If Beckman provides a Non-Pursuit Notice with respect to an Active Territory, then, as of the effective date of such notice: (i) the Parties shall have no further obligations under this Section 2.2 with respect to such Active Territory or under the Transition Services Agreement with respect to Registrations in such Active Territory; and (ii) the Transfer-Ready Date and Transfer Date shall be deemed to have occurred for such Active Territory. Nothing in this Section 2.2(f) shall limit the Parties’ obligations under the Transition Services Agreement regarding Applicable Contracts (as defined therein) still in effect as of the effective date of the Non-Pursuit Notice.

(g) Transfer Deadline.

(1) If the Transfer Date for a Special Territory for which the Quidel Registrations will not be transferred to Beckman, as specified on Schedule A, has not occurred by the Transfer Deadline due to Beckman not obtaining Registrations for such Active Territory, despite the use by Beckman of its commercially reasonable efforts to obtain such Registrations as required by this Section 2.2, then the Transfer Date for such Special Territory shall be extended in six (6) month increments, but in no event to extend beyond the Final Deadline, and only for so long as Beckman continues to use its commercially reasonable efforts to obtain such Registrations and the ultimate receipt thereof prior to the Final Deadline is reasonably likely, in each case as reasonably determined in good faith by the Parties.

(2) Subject to Section 2.2(g)(1), if the Transfer Date for an Active Territory has not occurred by the Transfer Deadline, then without relieving any Party of any liability hereunder or limiting any Party’s rights or remedies, then, as of the Transfer Deadline, the Parties shall have no further obligations under this Section 2.2 with respect to such Active Territory or under the Transition Services Agreement with respect to Registrations in such Active Territory.

(3) Notwithstanding anything contained herein to the contrary, if a Registration is not received by the applicable deadline in an Active Territory, unless there are ongoing Tender Contracts in such Active Territory, Quidel and its Affiliates will have no further obligation to support Beckman in any activities in such Active Territory under this Agreement or the Related Agreements. For the avoidance of doubt, Quidel may still elect to support Beckman and its Affiliates in such Active Territory, including in the distribution of the Q-B Product and Beckman’s efforts to obtain Registration, but shall have no further obligation to do so.

(h) Certain Covenants.

(1) For each Active Territory, from the Effective Date until the applicable Transfer Date, Quidel shall (and shall cause its Affiliates to) (i) use commercially reasonable efforts to keep such Quidel Registrations in full force and effect (which, in the case of Quidel Registrations that will not be transferred to Beckman, as set forth in Schedule A, will be done pursuant to the Transition Services Agreement), and (ii) not take (and shall cause its Affiliates not to take) any actions that would reasonably be expected to result in any such Quidel Registration no longer being in full force and effect.

(2) Except for Quidel Registrations transferred to Beckman or its designee pursuant to this Section 2.2, Quidel shall not (and shall cause its Affiliates not to) (i) transfer or permit any distributor to transfer any Quidel Registration to any Third Party or (ii) use or permit any Third Party to use any Quidel Registration, other than for the benefit of Beckman in the performance of Quidel’s or QCI’s obligations under this Agreement or any Related Agreement.

Section 2.3 Distribution Rights.

(a) Timeline. Each Party shall perform its obligations under this Section 2.3, and the Parties shall otherwise work together in good faith, to: (i) cause the Transition-Ready Date for each Day 1 Transition Territory to occur as soon as reasonably practicable after the Effective Date and, in any event, no later than the Go Live Deadline; and (ii) cause the Transition-Ready Date for each Remaining Transition Territory to occur as soon as reasonably practicable after the Go Live Completion Date (with a goal of the Transition-Ready Date for each Remaining Transition Territory occurring on or before the applicable Target Transition Date) and, in any event, no later than the Transition Deadline. Except as set forth in Section 2.1(a), a Target Transition Date may only be changed upon mutual written agreement of the Parties, and neither Party will unreasonably withhold, condition or delay its agreement to any such change requested by the other Party with respect to a Remaining Transition Territory for a date that is on or before the then-effective Transition Deadline, it being understood that Quidel may need to provide up to 30 days advance notice of any such change to its affected distributors.

(b) Status; Effective Time. Each Party shall use commercially reasonable efforts to keep the other Party apprised of the status of its efforts under this Section 2.3 and to respond promptly to reasonable inquiries from the other Party regarding such status. The Parties shall confirm in writing the occurrence of each Transition Date, and any Transactions or related actions that are effective on a Transition Date shall be effective as of 12:01 a.m. in the applicable Active Territory (and the geographic location designated by the Parties if there is more than one time zone in the Active Territory) on such Transition Date.

(c) Quidel Responsibilities. During the period beginning on the Effective Date and ending on the Last Transition Date, with respect to each Active Territory, except as otherwise mutually agreed by the Parties in writing with respect to an Active Territory, Quidel shall, in accordance with the applicable timing set forth in Section 2.3(a) and the terms and conditions of Section 2.5: (i) take all reasonable steps necessary to enable such Active Territory to become subject to the Distribution Agreement; (ii) perform all of its obligations required to be performed under Section 2.5 or 2.7 with respect to such Active Territory; and (iii) take, at the Parties’ shared expense (other than as otherwise set forth in the Transition Services Agreement), any actions reasonably requested by Beckman to facilitate Beckman’s performance of its obligations under this Section 2.3, provided that all costs and expenses related to any application or other filing to obtain a Government Authorization in the name of Beckman or an Affiliate shall be at Beckman’s sole cost and expense.

(d) Beckman Responsibilities. During the period beginning on the Effective Date and ending on the Last Transition Date, with respect to each Active Territory, except as otherwise mutually agreed by the Parties in writing with respect to an Active Territory, Beckman shall, in accordance with the applicable timing set forth in Section 2.3(a): (i) take all of the steps necessary for Beckman to be Ready for such Active Territory; (ii) take all steps reasonably requested by Quidel to support Quidel or QCI in performing all of its obligations required to be performed under Section 2.5 or 2.7 with respect to such Active Territory; and (iii) take, at the Parties’ shared expense (other than as otherwise set forth in the Transition Services Agreement), any actions reasonably requested by Quidel to facilitate Quidel’s performance of its obligations under this Section 2.3.

(e) Transition Deadline. If the Transition Date has not occurred on or before the Transition Deadline for any Active Territory, then the Parties shall address and negotiate in good faith and mutually agree upon a reasonable extension, work-around or alternative solution, which may include a decision to deliver a Non-Pursuit Notice.

Section 2.4 BNP Agreement.

(a) Amendment. As of the Effective Date, the BNP Agreement is amended as set forth in the BNP Amendment Agreement.

(b) Continued Effect.

(1) With respect to each Active Territory: (i) during the period beginning on the Effective Date and continuing until the BNP Agreement Territory End Date for such Active Territory (but subject to Section 2.4(b)(3)), the Parties shall continue to operate under the terms of the BNP Agreement (as amended pursuant to Section 2.4(a)) and subject to the terms and conditions of this Agreement and the Related Agreements; and (ii) during the period beginning on the Go Live Completion Date and continuing until the BNP Agreement Territory End Date for such Active Territory, Beckman shall be entitled to receive, and Quidel shall remit to Beckman pursuant to the Transition Services Agreement all amounts received by Quidel or its Affiliates from any Third Party in such Active Territory with respect to any purchases or other transfers of Q-B Product during such period, without deduction of any kind other than as expressly permitted under the Transition Services Agreement with respect thereto (the “Beckman Pass-Through Amount”).

(2) With respect to each Active Territory: (i) during the period beginning on the Effective Date and continuing until the Transition Date for such Active Territory, Quidel shall (and, as applicable, cause its Affiliates to) (A) continue to market, sell and distribute the Q-B Products in the Ordinary Course of Business, in all material respects, and (B) not increase or decrease (or consent to any third-party increase or decrease to) any pricing for any Q-B Product, as compared to the applicable pricing in effect as of the Effective Date (as communicated by Quidel to Beckman prior to the Effective Date), except (I) as approved by Beckman in writing in advance or (II) any pricing increases or decreases required by the terms of a Quidel Contract or made by Quidel in the Ordinary Course of Business; and (ii) beginning on the Transition Date for such Active Territory, if any, the Distribution Agreement shall govern the marketing, sale and distribution of Q-B Products in such Active Territory.

(3) On and after the BNP Agreement Territory End Date for an Active Territory, the BNP Agreement shall no longer apply to such Active Territory; provided that (i) during the BNP Agreement Territory Wind-Down Period for such Active Territory, Beckman may, with respect to such Active Territory, continue to fulfill any sales obligations for Q-B Product in effect as of the BNP Agreement Territory End Date and may continue to sell or transfer any inventory of Q-B Products existing as of the applicable BNP Agreement Territory End Date, in each case in compliance with applicable Law, and (ii) with respect to Applicable Contracts (as defined in the Transition Services Agreement), the Parties shall fulfill any sales or other obligations relating to the Q-B Products in effect as of the BNP Agreement Territory End Date as set forth in the Transition Services Agreement, and if, and for as long as, any such Applicable Contracts remain in effect in such Active Territory and the counterparty thereto has not agreed to accept Beckman Product in lieu of Q-B Product.

(c) Termination of BNP Agreement. At 11:59 p.m. California time on the last day of the last-to-end BNP Agreement Territory Wind-Down Period, the BNP Agreement shall automatically terminate in its entirety and be of no further force or effect; provided that if any Tender Contracts remain in effect in any Active Territory on such date, and the counterparty thereto has not agreed to accept Beckman Product in lieu of Q-B Product, then the BNP Agreement shall not automatically terminate until the last of such Tender Contracts terminates or expires pursuant to its terms. Neither Party shall terminate, purport to terminate, provide notice of termination or otherwise seek to terminate the BNP Agreement other than as set forth in Section 9.1 of the BNP Agreement (as amended pursuant to Section 2.4(a)).

Section 2.5 Quidel Contracts.

(a) General. The Parties have designated those Quidel Contracts to either be assigned and transferred to Beckman as set forth in Section 2.5(b), or terminated and replaced as set forth in Section 2.5(c), in each case, with a target of assigning and transferring or terminating on the Go Live Ready Date or the relevant Transition Date, as set forth in this Section 2.5. Quidel shall provide all reasonable information and reasonable cooperation and assistance, reasonably requested by Beckman to facilitate such assignment and transfer or termination and replacement. Beckman shall provide all reasonable information and reasonable cooperation and assistance, reasonably requested by Quidel to facilitate performance of Quidel under this Section 2.5. If requested by Beckman, Quidel shall permit, and help arrange for, Beckman to discuss any Designated Quidel Contract (and the assignment and transfer or termination and replacement hereunder) with the applicable Third Party. At any time prior to the date that is 90 days prior to the applicable Target Transition Date, Beckman shall have the right to de-designate a Designated Quidel Contract such that it is no longer a Designated Quidel Contract, or to re-designate a Designated Transfer Contract as a Designated Replacement Contract or vice versa. For the avoidance of doubt, those Designated Quidel Contracts, Retained Quidel Contracts and Designated Replacement Contracts applicable to a Day 1 Transition Territory or a Day 1 Transfer Territory may not be so de-designated or re-designated.

(b) Designated Transfer Contracts.

(1) Effective as of the Go Live Ready Date for each Day 1 Transition Territory and effective as of the applicable Transition Date for each Remaining Transition Territory, pursuant to an Assignment and Assumption Agreement, Quidel shall assign and transfer to, or cause to be assigned and transferred to, Beckman, and Beckman shall assume, all of Quidel’s and its Affiliates’ (if applicable) contractual rights and obligations that are contained in each Designated Transfer Contract for the applicable Active Territories, in each case solely to the extent attributable to the Q-B Products, and arising after the date of such assignment and transfer, free and clear of all Liens; provided that, in the case of each Designated Transfer Contract, such assignment and transfer shall not be effectuated unless and until Quidel has obtained all Consents necessary or desirable (as reasonably determined by the Parties) to do so and, if applicable, such Designated Transfer Contract has been amended or split as set forth in Section 2.5(b)(3). Notwithstanding the foregoing, if a Designated Quidel Contract applies to more than one Active Territory, the Transition Date applicable to such Designated Quidel Contract shall be the last-to-occur of the Transition Dates for the Active Territories to which such Designated Quidel Contract applies, except as otherwise agreed by the Parties in writing.

(2) For each Designated Transfer Contract, Quidel shall provide any notices and shall use commercially reasonable efforts to obtain all Consents necessary or desirable (as reasonably determined by the Parties) to assign and transfer such Designated Transfer Contract to Beckman as required hereunder. Quidel shall keep Beckman reasonably apprised of the status of the foregoing and provide to Beckman copies of all such notices and Consents.

(3) Without limiting Section 2.5(b)(1) or 2.5(b)(2), if a Designated Transfer Contract applies to any products other than Q-B Products, or to any services or other subject matter unrelated to Q-B Products, then Quidel shall use commercially reasonable efforts to cause any such Designated Transfer Contract to, either be (i) amended such that it only applies to Q-B Products and any related services or (ii) split into separate Contracts on identical terms but with one such Contract applying only to Q-B Products and any related services (which Contract will be deemed to be the Designated Transfer Contract) and one or more other Contracts that relate to any other products, services or other subject matter, and in each case, Quidel shall use commercially reasonable efforts (x) to cause, with respect to each Designated Transfer Contract that is a Tender Contract, the foregoing to occur as soon as reasonably practicable after the Effective Date and (y) to cause, with respect to each Designated Transfer Contract that is not a Tender Contract, the foregoing to occur on or prior to the Target Transition Date in the applicable Active Territory. All such amendments and splits shall be effectuated by a written instrument in the form approved by Beckman in writing prior to the Effective Date or is otherwise reasonably satisfactory to Beckman in form and substance, which written instrument may, in the case of Designated Transfer Contract that is not a Tender Contract and if mutually agreed upon by the Parties in writing, be a notice provided under the Designated Transfer Contract specifying such amendment or split; provided that no such approval by Beckman or mutual agreement shall limit Section 5.4 or excuse or waive any breach by Quidel or QCI of, or any inaccuracy in or failure to be true of, any representation or warranty contained in Article 5 that is made by Quidel or QCI. Quidel shall keep Beckman reasonably apprised of the status of any such amendments or splits and provide to Beckman copies of all such written instruments.

(c) Designated Replacement Contracts.

(1) Effective as of the Go Live Ready Date for each Day 1 Transition Territory and effective as of the applicable Transition Date for each Remaining Transition Territory, (i) Quidel shall terminate or cause to be terminated each Designated Replacement Contract for the applicable Active Territory, and (ii) Beckman shall enter into a contract with the applicable Third Party to replace each Designated Replacement Contract only with respect to the applicable Q-B Products (which may be done by amending or supplementing an existing contract between Beckman and such Third Party); provided that, this Section 2.5(c)(1) shall not apply to a Designated Replacement Contract unless and until Quidel has obtained all Consents necessary or desirable (as reasonably determined by the Parties) to permit the termination and replacement thereof as contemplated by this Section 2.5(c)(1).

(2) For each Designated Replacement Contract, Quidel shall use commercially reasonable efforts to obtain all Consents necessary or desirable (as reasonably determined by the Parties) to terminate such Designated Replacement Contract in order for it to be replaced by a new contract with Beckman, its Affiliates or any of its or their distributors, as contemplated by this Section 2.5(c), which Consents shall not include any requirements (including pricing, costs, expenses or other payments) applicable to the replacement contract contemplated by Section 2.5(c)(1) unless such requirements have been approved by Beckman in writing in advance (such approval not to be unreasonably withheld). Quidel shall keep Beckman reasonably apprised of the status of the foregoing and provide to Beckman copies of all such Consents.

(d) Interim Treatment. Unless and until a Designated Quidel Contract is either assigned and transferred to Beckman or terminated and replaced, in each case as contemplated by this Section 2.5, Beckman shall, pursuant to the Transition Services Agreement, supply Quidel, QCI or their applicable Affiliate with any Q-B Product required to be supplied during any termination notice period or other period required pursuant to the terms of such Designated Quidel Contract. If a Designated Quidel Contract has not been so assigned and transferred or terminated and replaced by the Outside End Date, except as otherwise mutually agreed by the Parties in writing, effective as of such Outside End Date, such Designated Quidel Contract shall automatically be deemed to be a Retained Quidel Contract (and subject to termination or amendment as set forth in Section 2.5(f)) and shall no longer be a Designated Quidel Contract.

(e) Tender Contracts. For each Tender Contract, unless and until it becomes an Assigned Quidel Contract or is terminated, Quidel shall use commercially reasonable efforts to obtain Consent from the counter-party thereto to accept Beckman Products in lieu of Q-B Products thereunder. Quidel shall keep Beckman reasonably apprised of the status of the foregoing and provide to Beckman copies of all such Consents.

(f) Retained Quidel Contracts. For each Quidel Contract that is not a Designated Quidel Contract (each a “Retained Quidel Contract”), Quidel shall, on or before the applicable Outside End Date, cause each Retained Quidel Contract to be terminated pursuant to its terms (which, for clarity, may be accomplished by such Retained Quidel Contract expiring in accordance with its terms without any action by Quidel) or amended so that it shall no longer apply to Q-B Products (such that (i) in the case of a Quidel Distribution Agreement, the applicable Third Party is no longer granted any rights by Quidel or its Affiliates to market, sell, distribute or otherwise provide any Q-B Products in any country or territory and Quidel or its Affiliates are no longer obligated to sell or otherwise provide Q-B Products to such Third Party, and (ii) in the case of a Quidel Customer Agreement or Tender Contract, the applicable Third Party no longer has any right to purchase from Quidel or its Affiliates or distributors, and Quidel and its Affiliates and distributors no longer have any obligation to sell or otherwise provide, any Q-B Products). Pursuant to the Transition Services Agreement, Beckman shall supply to Quidel, QCI or their applicable Affiliate with any Q-B Product required to be supplied during any termination notice period or other period required pursuant to the terms of such Retained Quidel Contract; provided that, for each Retained Quidel Contract, Beckman shall have no obligation to provide such supply after the applicable Outside End Date, other than any post termination or expiration supply requirement thereunder. For the avoidance of doubt, the exclusive rights granted to Beckman under the Distribution Agreement shall be subject in all cases to the rights granted to the counterparties under and pursuant to each and every Quidel Distribution Agreement set forth on Schedule 5.4(A) and in effect on Effective Date or entered into after the Effective Date if and as permitted by this Section 2.5 and, in each case, remaining in effect on the applicable Transition Date (in accordance with the terms and conditions of this Section 2.5), until and unless each such Quidel Distribution Agreement is assigned pursuant to Section 2.5(b) or expires or terminates or is amended pursuant to the terms and conditions of this Section 2.5(f) to no longer be in effect.

(g) Interim Covenant. For each Designated Quidel Contract, except as otherwise expressly permitted or required by this Section 2.5 or approved by Beckman in writing in advance, during the period beginning on the Effective Date and ending on the assignment and transfer or termination of such Designated Quidel Contract, in each case as set forth in this Section 2.5, Quidel shall not (and shall cause its Affiliates not to): (i) assign or otherwise transfer such Designated Quidel Contract (or assign any of its rights or delegate any of its obligations thereunder) to any other Person, or agree to do the same; (ii) amend or modify, or, except in the Ordinary Course of Business, waive the performance of, such Designated Quidel Contract, or agree to do the same; (iii) terminate, seek or purport to terminate, consent or agree to the termination of such Designated Quidel Contract; (iv) renew or extend such Designated Quidel Contract, unless any such renewal or extension is timely requested by Beckman to be made; or (iv) take or fail to take any commercially reasonable action if doing so would result in termination of, or any acceleration or material change to the terms and conditions of, such Designated Quidel Contract, or would permit any other party to such Designated Quidel Contract to terminate or seek to terminate such Quidel Contract (in each case whether such termination is subject to notice, a cure period or any other conditions). During the period beginning on the Effective Date and ending on the Last Transition Date, Quidel shall not (and shall cause its Affiliates not to) enter into, or agree to enter into, any Contract that would be a Quidel Contract if such Contract was in effect as of the Effective Date (disregarding for purposes of such termination whether the applicable country or territory is an Active Territory), except with Beckman’s prior written consent; provided that Quidel shall not be required after the Effective Date to enter into any Contract that is not assignable to Beckman or an Affiliate of Beckman without the consent of, or that triggers any other right by, the counterparty thereof, other than Tender Contracts, for which Quidel shall not be required to enter into after the first anniversary of the Effective Date if it is not so assignable. For the avoidance of doubt, the termination or expiration of any Quidel Contract pursuant to its terms, without any material breach or default by Quidel or QCI hereunder, or failure by Quidel or QCI to enter into any new or substitute Quidel Contract, shall not in of itself be a breach or default by Quidel or QCI hereunder or under the Transition Services Agreement, including any obligation to operate in the Ordinary Course of Business, provided that Quidel notifies Beckman of any Quidel Contract that Quidel intends to permit to lapse.

(h) Assumed Liabilities; Excluded Liabilities. For each Designated Quidel Contract that is assigned and transferred to Beckman pursuant to Section 2.5(b)(1) (provided that Quidel has taken all steps required by Section 2.5(b) with respect thereto) (each, an “Assigned Quidel Contract”), Beckman shall assume the contractual obligations with respect thereto, as set forth in Section 2.5(b)(1) (the “Assumed Liabilities”). Beckman shall not assume and shall not be responsible to pay, perform or discharge (i) any Liabilities of Quidel or any of its Affiliates, other than the Assumed Liabilities, (ii) any Liabilities in respect of any Assigned Quidel Contract to the extent attributable to any period prior to the date of the assignment and transfer of such Assigned Quidel Contract hereunder, (iii) any Liabilities in respect of any Designated Replacement Contract or Retained Quidel Contract (other than its obligations set forth herein or in the Transition Services Agreement with respect thereto), or (iv) any Liabilities arising or relating from the failure of Quidel to obtain any Consent or Governmental Authorization necessary to assign and transfer to Beckman or terminate any Quidel Contract, in each case as contemplated by this Section 2.5 (collectively, the “Excluded Liabilities”).

Section 2.6 Transferred Assets.

(a) Materials. For no additional consideration, Quidel shall transfer and deliver to Beckman reasonable quantities of all of the materials and a copy of all information used by or on behalf of Quidel or its Affiliates to make or have made, and reasonably necessary to enable Beckman to make or have made for itself, the Quidel-Supplied Components (including the Quidel Antibody) (such quantity of materials and copies of information, the “Materials”), which Materials shall include the information and materials set forth on Schedule 2.6; provided that Quidel or its Affiliates retain all of their right, title and interest in any Intellectual Property within such Materials, subject to the non-exclusive licenses granted in Article 4. For the avoidance of doubt, Materials shall not include any equipment necessary to enable Beckman to make or have made for itself the Quidel-Supplied Components. If, following its receipt of any of the Materials, Beckman reasonably determines that the Materials (or any portion thereof) are incomplete, contaminated or otherwise not viable or usable, Quidel promptly shall transfer and deliver to Beckman replacement Material at Quidel’s expense; provided that (i) Beckman shall notify Quidel of the foregoing promptly after Beckman’s discovery thereof, (ii) with respect to any such notice provided after the first (1st) anniversary of the Materials Delivery Date, such obligation of Quidel shall be limited to using its commercially reasonable efforts to do so and limited to Materials then in the possession or control of Quidel or any of its Affiliates, and (iii) if the applicable Materials are contaminated or otherwise not viable or useable due to improper storage or handling after Beckman’s receipt thereof, Beckman shall reimburse Quidel for its reasonable costs and expenses thereof. The Transition Services Agreement sets forth certain specific steps to be taken by Quidel with respect to such transfer and delivery, including knowledge transfer and training. Nothing in this Section 2.6 or the Transition Services Agreement alters or limits Quidel’s obligation to continue to supply any Quidel-Supplied Components (including the Quidel Antibody) to Beckman pursuant to the Supply Agreement.

(b) Transfer. Quidel shall assign to Beckman good and marketable title to all Transferred Assets, free and clear of all Liens, pursuant to a Bill of Sale, to be executed by the Parties on the Materials Delivery Date and, if requested by Beckman, following any subsequent delivery of any Transferred Assets.

Section 2.7 Distribution; Supply. From and after the Effective Date, the Supply Agreement shall govern the supply of Quidel-Supplied Components and Quidel Antibodies by QCI to Beckman. From and after the Go Live Completion Date, the Distribution Agreement shall govern the distribution of Q-B Products.

Section 2.8 Settlement Agreement. Beckman hereby affirms and agrees to comply with and cause its Affiliates to comply with all of Beckman’s covenants in the Settlement Agreement, including the covenant by the Beckman Releasors (as defined in the Settlement Agreement) in Paragraph 4.A. of the Settlement Agreement. Each of Quidel and QCI hereby affirms and agrees to comply with and cause their Affiliates to comply with all of Quidel’s covenants in the Settlement Agreement, including the covenant by the Quidel Releasors (as defined in the Settlement Agreement) in Paragraph 4.B. of the Settlement Agreement.

Section 2.9 Data Room Contents. Within (i) ten (10) Business Days after the Effective Date and (ii) ten (10) Business days after the Go Live Ready Date, Quidel shall deliver or cause to be delivered to Beckman three (3) electronic copies (in the form of a CD or DVD disc, USB drive, ZIP file or other digitally retrievable media) of all of the documents posted on or before the Effective Date or Go Live Ready Date, as applicable, to the “Project Triton” electronic data room hosted by Datasite (“VDR”), with each such document clearly labeled with the document number ascribed to that document in the data room as of such date, in a manner fully readable by Beckman.

Section 2.10 No Agency. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationship of the Parties hereunder is that of independent contractors and nothing contained herein shall be deemed to create a joint venture, agency, partnership or any other relationship. Nothing in this Agreement shall give or be deemed to give any Party the authority to make any warranty or representation on behalf of any other Party or its Affiliates, nor to execute any Contract or otherwise assume any obligation or responsibility in the name of or on behalf of any other Party or its Affiliates.

ARTICLE 3

PAYMENTS

Section 3.1 Minimum Test Fee. Within five (5) Business Days after the Go Live Completion Date, Beckman shall pay to Quidel an amount equal to the Minimum Test Fee for calendar year 2021. With respect to each calendar year from 2022 through and including 2029, on each of February 15, May 15, August 15 and November 15 (or the first Business Day thereafter) of each such calendar year, Beckman shall pay to Quidel $17,500,000 (such that 100% of the Minimum Test Fee ($70,000,000) is paid each such calendar year). For clarity, the Minimum Test Fee shall be payable by Beckman to Quidel through calendar year 2029 even if Beckman or its Affiliates no longer sell any Licensed Product.

Section 3.2 Quidel Reporting.

(a) Quidel Test Report. Within 60 days after the end of each calendar quarter (commencing with the calendar quarter in which the Go Live Completion Date occurs and ending with the calendar quarter in which the Last Transition Date occurs), Quidel shall (i) calculate the Total Tests Sold by Quidel with respect to such calendar quarter (a Reported Amount); and (ii) provide a report to Beckman showing such calculations in reasonable detail (“Quidel Test Report”).

(b) Quidel Sales Reports.

(1) Within 60 days after the Go Live Completion Date, Quidel shall provide to Beckman a Quidel Sales Report for each Active Territory for the period beginning on June 1, 2021 and ending on the Go Live Completion Date.

(2) Within 30 days after the end of each calendar quarter, beginning with the calendar quarter in which the Go Live Completion Date occurs and ending with the calendar quarter in which the Last Transition Date occurs, Quidel shall provide to Beckman a Quidel Sales Report for each Active Territory (other than those for which the Transition Date occurred on the Go Live Completion Date or prior to the start of such calendar quarter) for the period of such calendar quarter (excluding any period before the Go Live Completion Date, if applicable, and excluding any period after the Transition Date for an Active Territory).

(3) Within 30 days after the end of each calendar quarter, beginning with the calendar quarter in which the Go Live Completion Date occurs and ending in the first calendar quarter following the Last Transition Date in which there are no longer any Retained Quidel Contracts in effect, Quidel shall provide to Beckman a Quidel Sales Report for each Retained Quidel Contract that remains in effect and subject to the obligation in Section 2.5(f) for Beckman to supply Q-B Product pursuant to the Transition Services Agreement for the period of such calendar quarter (excluding any period before the Go Live Completion Date and excluding any period after such Retained Quidel Contract is no longer in effect or no longer subject to such obligation in Section 2.5(f)).

(4) “Quidel Sales Report” means a written report setting forth in reasonable detail, separately for each Active Territory, and separately for each customer or distributor, and separately for each day during the specified period, the sales revenue for and volume of Q-B Products sold by Quidel or any of its Affiliates. The amounts shown in each Quidel Sales Report is a Reported Amount.

Section 3.3 Annual True-Up. Within 90 days after the end of each of calendar years 2021 through and including 2029 (provided that Quidel has provided the applicable Quidel Test Report when due, and if it has not, then 30 days after receipt of such by Beckman), Beckman shall (i) calculate the following amounts (each hereby designated as a Reported Amount): Total Tests Sold by Beckman, Additional Test Fee, and Adjusted Additional Test Fee for such calendar year; and (ii) provide a report to Quidel showing such calculations in reasonable detail (each, an “Annual True-Up Report”), and (iii) pay to Quidel an amount equal to the Adjusted Additional Test Fee set forth in the Annual True-Up Report for such calendar year.

Section 3.4 Quarterly Test Reports. Within 60 days after each calendar quarter (commencing with the calendar quarter in which the Go Live Completion Date occurs and ending with the calendar quarter in which the Last Transition Date occurs), Beckman shall provide to Quidel a written report showing in reasonable detail the Total Tests Sold by Beckman during such calendar quarter worldwide.

Section 3.5 Audit.

(a) General. Quidel shall have the right to have audited Beckman’s and its Affiliates’ applicable financial records solely to the extent required to verify the amounts and calculations set forth in an Annual True-Up Report, provided that Quidel provides written notice of its request for an audit within one (1) year after its receipt of the Annual True-Up Report to which such audit applies. Beckman shall have the right to have audited Quidel’s and its Affiliates’ applicable financial records solely to the extent required to verify the amounts and calculations set forth in the Quidel Test Report, to verify the amount of the Beckman Pass-Through Amount, or to verify the amounts set forth in any Quidel Sales Report (in each case, such amounts hereby designated as Reported Amounts), provided that Beckman provides written notice of its request for an audit within one (1) year after its receipt of the Quidel Test Report or Quidel Sales Report to which such audit applies.

(b) Procedure. Any such audit shall be conducted by the external independent auditor of the Party to be audited (“Audited Party”) (i.e., the independent auditor used by the Audited Party or, if applicable, its parent company to audit its financial reports for public reporting or reporting to its management or its investors, as applicable). For this purpose, such auditor shall have the right to inspect relevant financial records of the

Audited Party and its Affiliates solely to the extent required for the applicable purpose set forth in Section 3.5(a). No Annual True-Up Report, Quidel Test Report or Beckman Pass-Through Amount, or Quidel Sales Report will be audited more than once. The Party requesting the audit (“Auditing Party”) shall submit an audit plan, including audit scope, to the Audited Party for the Audited Party’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) prior to audit implementation. The auditor shall keep confidential any information obtained during such inspection and shall report to the Parties only the total amount of the Reported Amounts that are the subject of such audit. Such audits shall be exercised during normal business hours upon reasonable prior written notice to the Audited Party. The Auditing Party shall bear the full cost of any such audit, unless such audit discloses an aggregate net underpayment by the Audited Party of more than $100,000 with respect to the audited matters, in which case, the Audited Party shall pay the auditor’s fees for such audit. Any underpayment by an Audited Party identified by an audit shall be paid by the Audited Party to the Auditing Party within five (5) Business Days of the date the auditor’s final written report is received. Any overpayment by the Audited Party identified by an audit shall be credited against future payments owed hereunder by the Audited Party to the Auditing Party (and if no further payments are due or payable within 90 days, shall be refunded by the Auditing Party at the Audited Party’s request, within five (5) Business Days after the Audited Party’s receipt of the request).

Section 3.6 Consideration.

(a) Certain Costs. In addition to the other payments set forth herein, within two (2) Business Days after the Effective Date, Beckman will pay to QCI the amount of $625,000.

(b) Incentive Payment. In addition to the other payments set forth herein, Beckman or Quidel shall pay to the other any applicable amount set forth in Schedule 3.6(b), which the Parties acknowledge shall not exceed $2,500,000.

(c) Payments. All payments by Beckman hereunder shall be by wire transfer of United States dollars in immediately available funds to the account of Quidel or QCI specified by Quidel in a notice to Beckman for such purpose, as the same may be amended by Quidel from time to time. All payments by (i) Quidel under Schedule 3.6(b), if any, shall be by wire transfer of United States dollars in immediately available funds to the account of Beckman specified by Beckman in a notice to Quidel for such purpose, as the same may be amended by Beckman from time to time, and (ii) Beckman under Schedule 3.6(b), if any, shall be added to the amount that is payable by Beckman to Quidel under Section 3.1 within five (5) Business Days of the Go Live Completion Date.

(d) General. The Parties acknowledge that the payments to be paid by Beckman pursuant to Sections 3.1 and 3.3 are being paid as consideration for, among other matters, the entry by the Parties into this Agreement and the Related Agreements, including the Settlement Agreement, the Transition Services Agreement, the Distribution Agreement, the BNP Agreement Amendment and the Supply Agreement, and the other Transactions contemplated hereby, including the transfer of certain Registrations, the grant by Quidel and QCI of the licenses herein, QCI providing support in obtaining certain new

Registrations, and the assignment of the Designated Quidel Contracts. Without limiting the foregoing, the consideration for Q-B Products supplied to QCI under the BNP Agreement and to Beckman under the Distribution Agreement, and the consideration for Quidel Antibody supplied to Beckman under the Supply Agreement, is reflected in such payments. The Parties acknowledge and agree that each Related Agreement is a material aspect of the Transactions and that the Parties would not have entered into this Agreement or any of the Related Agreements without the Parties entering into all such agreements concurrently (or on such later date as may be specified herein).

ARTICLE 4

LICENSE GRANTS

Section 4.1 [***] Agreement.

(a) Grant of Sublicense. QCI hereby grants to Beckman a worldwide, nonexclusive, fully paid-up and royalty-free, perpetual, irrevocable and non-terminable sublicense under all of the licenses and rights granted to QCI under the [***] Agreement, which sublicense is to the full extent of a sublicensee of all of QCI’s licenses and rights thereunder. Such sublicense includes the right to grant further sublicenses (through multiple tiers) to the full extent permitted thereunder by a sublicensee. Beckman shall have the right to assign the sublicense granted hereunder (together with its rights and obligations under this Section 4.1) to any of its Affiliates or to any other Person in connection with the sale or transfer of substantially all of its assets to which such sublicense relates, but subject to the terms and conditions hereof, including this Section 4.1(a) and Section 4.1(c).

(b) Certain Covenants by QCI. QCI shall remain a party to the [***] Agreement and shall not assign the [***] Agreement to any other Person, other than Quidel, unless such Person agrees in writing to be bound by this Section 4.1, and to make Beckman a third-party beneficiary of such writing (and, in any case, only if such assignment is permitted by the [***] Agreement). Subject to Beckman’s compliance with Section 4.1(c), QCI shall not (and shall cause its Affiliates not to) terminate or purport to terminate, or take any action to terminate, the sublicense granted in Section 4.1(a). QCI shall comply with the terms and conditions of the [***] Agreement, except to the extent the failure to comply does not, and would not reasonably be expected to, result in the termination of, or provide a basis for [***] to terminate, the sublicense granted in Section 4.1(a) (whether alone or in connection with the termination of the [***] Agreement or any license or right granted to QCI thereunder).

(c) Certain Covenants by Beckman. Beckman shall comply with the terms and conditions of the [***] Agreement to the extent applicable to the sublicense granted in Section 4.1(a), except to the extent the failure to comply does not, and would not reasonably be expected to, result in the termination of, or provide a basis for [***] to terminate, the [***] Agreement or any license or right granted to QCI thereunder.

Section 4.2 Quidel IP.

(a) Grant. Quidel, on its own behalf and on behalf of its Affiliates, hereby grants to Beckman a non-exclusive, worldwide, fully paid-up and royalty-free, perpetual, irrevocable and non-terminable license in the Field under the Quidel IP (i) to use, make, have made, sell, offer to sell or import Licensed Products, (ii) to use the Transferred Assets in connection with the exercise of the license rights set forth in item (i) (including the right to reproduce, make derivative works of and distribute copyrightable works included therein), and (iii) to use the Licensed Products in conjunction with Beckman Analyzers (collectively, the “License Purpose”); provided that, notwithstanding anything to the contrary, such license does not include any right to use, make, have made, offer to sell, sell or import any Quidel Antibodies. Such license includes the right to grant sublicenses (through multiple tiers) for purposes of the License Purpose. Beckman shall have the right to assign such license (in full, but not in part, together with its rights and obligations under this Section 4.2) to any of its Affiliates or to any other Person in connection with the sale or transfer of substantially all of its assets to which such license relates, but subject to the terms and conditions hereof, including this Section 4.2(a).

(b) Definitions.

(1) “Quidel IP” means: (i) any and all Intellectual Property (other than Trademarks or any Quidel Antibody IP) owned by Quidel or any of its Affiliates as of the Effective Date, or on the date of transfer to Beckman of the applicable Transferred Asset, that is embodied or incorporated in any Transferred Asset (excluding any Quidel Antibody), and (ii) any Patents or Inventions owned by Quidel or any of its Affiliates as of the Effective Date that (A) were used by or on behalf of Quidel or any of its Affiliates during the Reference Period in connection with the making, using, selling, offering to sell, or importing of any Q-B Product, or are otherwise necessary, to make or have made any Quidel-Supplied Component (excluding any Quidel Antibody) or (B) in the absence of a license or other authorization, would be infringed by the License Purpose, in each case under this item (ii) together with any Related Patents.

(2) “Licensed Product” means any and all (i) Q-B Products, (ii) any other diagnostic assays designed for use on any Beckman Analyzer that specifically recognizes BNP/NT, including any Beckman Product, and (iii) calibrators or controls used in connection with items (i) or (ii).

Section 4.3 Quidel Antibody IP.

(a) Grant. Quidel, on its own behalf and on behalf of its Affiliates, hereby grants to Beckman a non-exclusive, worldwide, fully paid-up and royalty-free, perpetual, irrevocable and non-terminable license in the Field under the Quidel Antibody IP (i) to use the Quidel Antibody to make or have made Licensed Products, (ii) to use, make, have made, offer to sell, sell and import Licensed Products that are made using a Quidel Antibody, and (iii) to make, have made and import Quidel Antibodies, solely for the purpose of exercising the license rights in items (i) or (ii). Such license includes the right to grant sublicenses (through multiple tiers) for the purposes set forth in such license grant. Beckman shall have the right to assign such license (in full, but not in part, together with its rights and obligations under this Section 4.3) to any of its Affiliates or to any other

Person in connection with the sale or transfer of substantially all of its assets to which such license relates, but subject to the terms and conditions hereof, including this Section 4.3(a). For the avoidance of doubt, the license set forth in this Section 4.3(a) shall not permit Beckman to sell or offer to sell the Quidel Antibody (but does permit Beckman to transfer Quidel Antibodies in connection with a permitted exercise of its have made or sublicense rights or a permitted assignment of such license).

(b) Definition. “Quidel Antibody IP” means: (i) any and all Intellectual Property (other than Trademarks) owned by Quidel or any of its Affiliates as of the Effective Date that is embodied or incorporated in any Quidel Antibody delivered to Beckman hereunder, and (ii) any Patents or Inventions owned by Quidel or any of its Affiliates as of the Effective Date that in the absence of a license or other authorization, would be infringed by (1) making or using any Quidel Antibody in connection with the making, using, selling, offering to sell, or importing of any Licensed Product, or (2) making, using, selling, offering to sell, or importing any Licensed Product, in each case of this item (ii), together with any Related Patents.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.1 General. Each Party hereby represents and warrants to the other that, as of the Effective Date: (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation; (ii) it has all necessary corporate power and corporate authority to enter into this Agreement and each Related Agreement to which it is a party and to perform its obligations hereunder and thereunder and to otherwise carry out the provisions hereof and thereof (including the consummation of the Transactions), and the individual executing this Agreement and each Related Agreement on its behalf has been duly authorized to do so by all necessary corporate action; (iii) this Agreement and each Related Agreement to which it is a party is legally binding upon it and enforceable in accordance with its terms except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”); and (iv) the execution, delivery and performance of this Agreement and each Related Agreement by it, and the consummation of the Transactions, will not (A) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, (B) require any consent or approval of any other party to any such agreement, instrument or understanding, or (C) violate any applicable Law or Judgment to such Party.

Section 5.2 [***] Agreement.

(a) Quidel and QCI each hereby represents and warrants to Beckman that, as of the Effective Date: (i) a true, complete and correct copy of the [***] Agreement (including all amendments thereto) is attached as Attachment 5.2; (ii) QCI is currently a party to the [***] Agreement (as the successor to Biosite), and QCI has not assigned the [***] Agreement (or any of its rights or obligations thereunder) to any other Person; (iii) the

[***] Agreement is in full force and effect; (iv) the [***] Agreement is valid and enforceable against QCI and, to the Knowledge of Quidel, [***], in accordance with its terms, except to the extent enforcement may be affected by the Bankruptcy and Equity Exception; (v) QCI is, and, to the Knowledge of Quidel, [***] is, in compliance with, and is not in default, breach or violation of, the terms and requirements of the [***] Agreement; (vi) to the Knowledge of Quidel, no event has occurred which individually or together with other events would reasonably be expected to result in a material breach of or a material default under the [***] Agreement; (vii) to the Knowledge of Quidel, the execution, delivery and performance of this Agreement and each Related Agreement by it, and the consummation of the Transactions would not reasonably be expected to give rise to any Proceeding being brought or threatened by [***] or any other Third Party; (viii) QCI has not received written notice that [***] intends to terminate the [***] Agreement; and (ix) QCI has the right to grant to Beckman the sublicense set forth in Section 4.1(a).

(b) Beckman hereby represents and warrants to Quidel and QCI that, as of the Effective Date: (i) to the Knowledge of Beckman, no event has occurred which individually or together with other events would reasonably be expected to result in a material breach of or a material default under the [***] Agreement; and (ii) to the Knowledge of Beckman, the execution, delivery and performance of this Agreement and each Related Agreement by it and Quidel, and the consummation of the Transactions would not reasonably be expected to give rise to any Proceeding being brought or threatened by [***] or any other Third Party.

Section 5.3 BNP Agreement. Each of Beckman and QCI hereby represents and warrants to the other Party that, as of the Effective Date: (i) a true, complete and correct copy of the BNP Agreement (including all amendments thereto) is attached as Attachment 5.3; and (ii) it is currently a party to the BNP Agreement, and it has not assigned the BNP Agreement (or any of its rights or obligations thereunder) to any other Person.

Section 5.4 Quidel Contracts; Tender Contracts; Q-B Products. Quidel hereby represents and warrants to Beckman that, as of the Effective Date: (i) Schedule 5.4(A) sets forth a complete and correct list of all Quidel Contracts (other than Tender Contracts) and Schedule 5.4(B) sets forth a complete and correct list of all Tender Contracts, in each case specifying for each agreement (A) the countries or territories to which it applies, (B) the Q-B Products to which it applies, and (C) whether it applies to any countries or territories other than the Active Territories or any products, services or subject matter other than Q-B Products and related services; (ii) except as set forth on Schedule 5.4(A) or 5.4(B), as applicable, Quidel has provided a true, complete and correct copy of each Quidel Contract (including, in each case, all amendments thereto) to Beckman; (iii) except as set forth on Schedule 5.4(A) or 5.4(B), each Quidel Contract is in full force and effect; (iv) except as set forth on Schedule 5.4(A) or 5.4(B), each Quidel Contract is valid and enforceable against Quidel or its applicable Affiliate and, to the Knowledge of Quidel, the other parties thereto, in accordance with its terms, except to the extent enforcement may be affected by Bankruptcy and Equity Exception; (v) Quidel is, and, except as set forth on Schedule 5.4(D), to the Knowledge of Quidel, the other parties thereto are, in compliance with, and is not in default, breach or violation of, in any material respect, the terms and requirements of each Quidel Contract; (vi) subject to each Party’s compliance with the terms and conditions of this Agreement, to the Knowledge of Quidel, no event has occurred which individually or together with other events would reasonably be expected to result in a material breach of or a material default under any Quidel Contract; (vii) Quidel has not received written notice that any party to a Quidel Contract intends to terminate or not renew such Quidel Contract; and (viii) except for the Quidel Contracts set forth on Schedule 5.4(A) or 5.4(B) or 5.4(C), as applicable, neither Quidel nor any of its Affiliates is a party to or otherwise bound by any Contract pursuant to which Quidel or any of its Affiliates directly or indirectly markets, sells or distributes any Q-B Product in any country or territory or authorizes any other Person to do the same. Quidel further represents and warrants to Beckman that, as of the Effective Date: (ix) since January 1, 2021, neither Quidel nor any of its Affiliates has made any changes with respect to (or authorized any Third Party to make changes to) the manner in which Q-B Products are marketed, sold or distributed in any Active Territory (including with respect to pricing and sales volumes), in each case except in the Ordinary Course of Business; (x) with reference to Section 2.4(b)(1), Quidel has communicated to Beckman information regarding the pricing in effect as of the Effective Date for Q-B Products in each Active Territory, which information is complete and accurate in all material respects as of the Effective Date. Quidel further represents and warrants that, as of the Effective Date, (xi) except as set forth on Schedule 5.4(A), no Retained Quidel Contract grants to any Person any exclusive right to distribute, sell or purchase any Q-B Product in any country or territory or any similar right.

Section 5.5 Quidel IP. Quidel hereby represents and warrants to Beckman that, as of the Effective Date: (i) each of Quidel and QCI, as applicable, has the right to grant to Beckman, on its own behalf and on behalf of its Affiliates, the licenses set forth in Section 4.2 and 4.3; and (ii) except for its rights under the [***] Agreement, neither Quidel nor any of its Affiliates is a party to any Contract pursuant to which Quidel or any of its Affiliates uses or has the right to use any Intellectual Property that would be included in the definition of Quidel IP if such Intellectual Property was owned by Quidel as of the Effective Date.

Section 5.6 Quidel-Supplied Components. Except as set forth on Schedule 5.6, Quidel hereby represents and warrants to Beckman that, as of the Effective Date: (i) neither Quidel nor any of its Affiliates is a party to any Contract pursuant to which Quidel or any of its Affiliates uses or has the right to use any Intellectual Property or other rights of any Person to manufacture, use or sell any Quidel-Supplied Components; and (ii) Quidel does not obtain any Quidel-Supplied Components from any other Person, and does not use any other Person to manufacture any Quidel-Supplied Components.

Section 5.7 Litigation.

(a) Quidel hereby represents and warrants to Beckman that, as of the Effective Date: (i) except for the Litigation Matters, there are no judgments, decrees, lawsuits, actions, claims, arbitrations, subpoenas, audits, investigations, injunctions or other legal proceedings (excluding routine correspondence with regulators) (each, a “Proceeding”) pending or, to Quidel’s Knowledge, threatened, against Quidel or any of its Affiliates, whether at law or in equity, whether civil, administrative or criminal in nature or by or before any arbitrator or Governmental Entity, relating to the BNP Agreement, the Q-B Products, the [***] Agreement, the Materials or other Transferred Assets, the Assumed Liabilities or the Transactions; and (ii) there are no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity and no settlement agreements or similar written agreements between Quidel or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in each case, against or affecting the Transferred Assets, the Assumed Liabilities or the Transactions.

(b) Beckman hereby represents and warrants to Quidel and QCI that, as of the Effective Date: (i) except for the Litigation Matters, there are no Proceedings pending or, to Beckman’s Knowledge, threatened, against Beckman or any of its Affiliates, whether at law or in equity, whether civil, administrative or criminal in nature or by or before any arbitrator or Governmental Entity, relating to the BNP Agreement, the Q-B Products or the Transactions; and (ii) there are no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity and no settlement agreements or similar written agreements between Beckman or any of its Affiliates, on the one hand, and any Governmental Entity, on the other hand, in each case, against or affecting the Transactions.

Section 5.8 Quidel Registrations.

(a) Quidel hereby represents and warrants to Beckman that, as of the Effective Date, the marketing, sale and distribution of Q-B Product in each Active Territory under the Quidel Registrations applicable to such Active Territory, in the manner in which they were marketed, sold or distributed by or on behalf of Quidel or its Affiliates during the Reference Period, complies with all applicable Laws.

(b) Quidel further represents and warrants as of the Effective Date that the information to be provided under Section 2.2(d)(2), shall be: (i) complete and accurate copies of all documents submitted by QCI (or its predecessors) in the applications for the Quidel Registrations held by QCI or an Affiliate for each Active Territory for which the Quidel Registrations will not be transferred to Beckman, as specified in Schedule A, and (ii) complete and accurate copies of all documents provided by QCI to its distributors who hold Quidel Registrations in the Active Territories for their respective submissions. For the avoidance of doubt, Quidel is not representing that the materials to be provided hereunder contain all documents or data or other information necessary for Beckman to file applications and obtain new Registrations as of the Transfer Date, and any additional documents, data or information will be solely the responsibility of Beckman.

Section 5.9 No Other Representations or Warranties. Except for the representations and warranties made by a Party in this Article 5 or as may be set forth in any Related Agreement, no Party nor any other Person makes any other express or implied representation or warranty with respect to the Transactions or the subject matter hereof.

ARTICLE 6

OTHER AGREEMENTS

Section 6.1 Confidential Information.

(a) Definition. “Confidential Information” means, with respect to a Party (which for purposes of this Article, shall mean Quidel and QCI on the one hand, and Beckman on the other), any and all information of any kind whatsoever, and all tangible and intangible embodiments thereof of any kind whatsoever, that is disclosed by such Party (“Disclosing Party”) to the other Party under or in connection with this Agreement, any Related Agreement or the Transactions (“Receiving Party”) and is (i) marked as confidential or proprietary at the time of disclosure to the Receiving Party or if not marked as confidential or proprietary at the time of the initial disclosure is so marked and disclosed again to the other Party within 30 days of the initial disclosure, (ii) is of such nature that a reasonable person would know it is confidential or proprietary, or (iii) is derived from such information. For the avoidance of doubt, (i) the reports delivered hereunder are Confidential Information of the Disclosing Party, and (ii) the Materials are Confidential Information of Quidel, QCI or an Affiliate, as applicable.

(b) Requirements. Each Receiving Party shall keep all Confidential Information of the Disclosing Party confidential and shall not and shall cause their Representatives not to, directly or indirectly disclose, reveal, divulge or communicate to any Person (other than such Representatives who reasonably need to know such Confidential Information and their respective legal counsel) any such Confidential Information without the prior written consent of the Disclosing Party, such consent not to be unreasonably withheld, conditioned or delayed (except, in the case of Materials designated on Schedule 2.6 as being “highly confidential,” Quidel or QCI may withhold such consent in their sole discretion). The Receiving Party shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of the Disclosing Party’s Confidential Information by it or any of its Representatives as it currently uses for its own confidential information of a like nature but in no event less than a reasonable standard of care. The Receiving Party shall not use any Confidential Information of the Disclosing Party except to perform its obligations under this Agreement or any Related Agreement or, in the case of Beckman as the Receiving Party, to exercise its rights under the license or sublicense granted in Section 4.1, 4.2 or 4.3. The Receiving Party will institute the necessary security policies and procedures to meet its obligations hereunder, and establish and maintain safeguards against the destruction, loss or alteration of the Confidential Information in its possession, which policies, procedures and safeguards shall be no less rigorous than those maintained by the Receiving Party as of the date of this Agreement or as would be considered commercially reasonable. For purposes of this Section 6.1, in the case of Beckman as the Receiving Party, Representatives includes Persons granted a sublicense pursuant to Section 4.1, 4.2 or 4.3 or through which Beckman exercises its have made rights thereunder.

(c) This Agreement. Each Party agrees to keep this Agreement and all of its terms and conditions confidential, and shall not make any public reference to the other or any public attribution to the other in connection with the performance of their obligations hereunder or under any Related Agreement or, in the case of Beckman as the Receiving Party, the exercise of its rights under the license or sublicense granted in Section 4.1, 4.2 or 4.3; provided that either Party (or its Affiliates) may make such disclosure to, or in filings with, the Securities Exchange Commission (“SEC”) to the extent that such Party reasonably determines such disclosure is necessary, but only if (i) such Party limits the disclosure to only that information required to be disclosed, and (ii) such Party consults with the other Party prior to making such disclosure and provides the other Party with a draft of, and the ability to comment on, such disclosure at least three (3) Business Days prior to its issuance. Notwithstanding the forgoing, this Section 6.1(c) shall not apply to (A) the Form 8-K of Quidel to be filed with the SEC on or promptly after the Effective Date and the press release of Quidel to be issued by Quidel related to the Transactions, each in the form agreed upon by the Parties in writing prior to the Effective Date, (B) any other SEC filing or press release or other public statement made by either Party (or its Affiliates) that is not inconsistent with such Form 8-K and press release, (C) any other press release, SEC filing or other public statement made by a Party (or its Affiliates) that does not contain any material, non-public information relating to the other Party or its Affiliates or the Transactions that has not been previously announced or made public in accordance with the terms of this Section 6.1(c), (D) any other press release, SEC filing or other public statement by a Party (or its Affiliates) that (1) is made in the ordinary course of business and does not expressly relate to this Agreement or the Related Agreements or (2) addresses the financial impact of the Transactions on such Party, provided that such statements are not inconsistent with prior statements or information provided by such Party regarding the Transactions, or (E) public statements made in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with prior statements or information provided by such Party regarding the Transactions.

(d) Exclusions. The confidentiality obligations in this Section 6.1 shall not apply to any Confidential Information which: (i) is or becomes generally available to or known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party, including through its Representatives); (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party, provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with the Disclosing Party or other obligation of secrecy which was breached by such disclosure; (iii) has been or is hereafter independently acquired or developed by the Receiving Party without use or reference to such Confidential Information, and without otherwise violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iv) is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory filings, or similar process) to be disclosed by or to any Governmental Authority or pursuant to applicable Law, provided that the Receiving Party (A) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy, (B) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required to be disclosed, (C) takes, and causes its Representatives to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be disclosed, and (D) such information shall remain Confidential Information for all other purposes hereunder. Subject to the foregoing, the Party that received such request or demand described in clause (iv) may thereafter disclose or provide any Confidential Information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority.

(e) Other Contracts. The Parties acknowledge that Quidel and Danaher Corporation (the parent of Beckman) or their respective Affiliates are parties to other Contracts that may govern the exchange of confidential information. The Parties further agree that neither this Agreement nor any terms contained herein are intended to or will supersede, amend, replace, modify or abdicate any terms or provisions of such other Contracts.

Section 6.2 Non-Solicit. Beckman agrees that its and its Affiliates’ directors, officers and employees, in each case who were, are or in the future are involved in effectuating the Transactions, will not for a period of 18 months after the Effective Date, directly or indirectly, solicit for purposes of employment or any consulting arrangement any employee of Quidel or any of its subsidiaries with whom the soliciting party first had substantive contact and who first became known to the soliciting party during the course of effectuating the Transactions; provided, however, that the foregoing shall not prohibit any of Beckman or its Affiliates (or any of their directors, officers or employees) from entering into discussion with, soliciting or employing (i) any person whose employment was terminated by Quidel or any of its subsidiaries, (ii) any person who responds to general advertisements or general employment solicitations (including via a search firm inquiry) that are not targeted at any current employee of Quidel or any of its subsidiaries, or (iii) any person who contacts any of them on his or her own initiative.

ARTICLE 7

TERM; TERMINATION

Section 7.1 Term. The term of this Agreement shall begin on the Effective Date and remain in effect until the last to occur of the following: (i) the date on which the Annual True Up Report for calendar year 2029 is provided and any corresponding payment is made pursuant to Section 3.3; (ii) the date on which the BNP Agreement is terminated as set forth in Section 2.4(b)(3); or (iii) the expiration of the last BNP Agreement Territory Wind-Down Period.

Section 7.2 Termination. This Agreement may only be terminated by mutual written agreement of the Parties. No Party shall terminate, purport to terminate, provide notice of termination or otherwise seek to terminate this Agreement other than as set forth in this Section 7.2.

Section 7.3 Survival. The following provisions shall survive the expiration or termination of this Agreement for any reason: Section 2.5(h), this Section 7.3, and Articles 1, 3 (only with respect to amounts that remain due for calendar years 2021 through 2029, and reporting relating thereto, and for auditing for all periods pursuant to the terms thereof), 4, 6, 8 and 9 (excluding Section 9.2(b)).

ARTICLE 8

INDEMNIFICATION

Section 8.1 By Quidel. From and after the Effective Date, Quidel shall indemnify and hold harmless Beckman and its Affiliates and their respective managers, officers, directors, employees, successors and assigns (each, a “Beckman Indemnitee”) from any and all Losses incurred, suffered or paid, to the extent, directly or indirectly, arising out of (whether or not as a result of, in connection with, or arising out of a Third-Party Claim): (i) any breach by Quidel or QCI of, or any inaccuracy in or failure to be true of, any representation or warranty contained in Article 5 that is made by Quidel or QCI; (ii) any breach, or failure to perform, by Quidel or QCI of any of its covenants or agreements contained herein; or (iii) any Excluded Liability.

Section 8.2 By Beckman. From and after the Effective Date, Beckman shall indemnify and hold harmless Quidel and its Affiliates and their respective managers, officers, directors, employees, successors and assigns (each, a “Quidel Indemnitee”) from any and all Losses incurred, suffered or paid, to the extent, directly or indirectly, arising out of (whether or not as a result of, in connection with, or arising out of a Third-Party Claim): (i) any breach by Beckman of, or inaccuracy in or failure to be true of, any representation or warranty contained in Article 5 that is made by Beckman; (ii) any breach, or failure to perform, by Beckman of any of its covenants or agreements contained herein; or (iii) any Assumed Liability.

Section 8.3 By Both. From and after the Effective Date, (i) Quidel shall indemnify and hold harmless Beckman and its Affiliates for 50% of any and all Joint Losses paid by Beckman or any of its Affiliates to a Third Party, and (ii) Beckman shall indemnify and hold harmless Quidel and its Affiliates for 50% of any and all Joint Losses paid by Quidel or any of its Affiliates to a Third Party (other than a Governmental Entity).

Section 8.4 Procedures.

(a) General. A Party entitled to indemnification under this Article 8 (or whose Indemnitees are so entitled) (“Indemnified Party”) shall promptly notify the other Party, which for purposes of this Section 8.4 shall mean Quidel and QCI, on the one hand, and Beckman, on the other hand (“Indemnifying Party”), of the circumstances giving rise to such indemnification (including, if applicable, any Third-Party Claim); provided that the failure to promptly notify the Indemnifying Party shall not affect the Indemnifying Party’s obligations under this Article 8, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) Third-Party Claims.

(1) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, if the Indemnifying Party delivers a written notice to the Indemnified Party within 30 days after receipt of such notice of the claim from the Indemnified Party, stating in such notice that the Indemnifying Party shall assume and control the defense of such Third-Party Claim, the Indemnifying Party may assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and settle such Third-Party Claim at the discretion of the Indemnifying Party subject to Section 8.4(b)(2), provided that the Indemnifying Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Indemnifying Party and the Indemnified Party, or (v) the Indemnifying Party failed or is failing to vigorously (given the nature of such claim) and in good faith prosecute or defend such claim. After such assumption by the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense). The Parties shall reasonably cooperate with each other in the investigation, prosecution or defense of any Third-Party Claim. Such cooperation shall, upon reasonable notice to the Party providing such cooperation, include (i) providing, and causing their respective Affiliates to provide, documentary or other evidence in its possession or control, (ii) implementing, and causing their respective Affiliates to implement, reasonable record retention or litigation hold policies and (iii) making available, and causing their respective Affiliates to make available, directors, officers and employees of such Party or any of its Affiliates to give depositions or testimony. If such cooperation is requested by the Indemnifying Party, the Indemnifying Party shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Indemnified Party (or Affiliate thereof, as the case may be) providing such cooperation and by its officers, directors, employees and agents, but not including reimbursing the Indemnified Party (or Affiliate thereof, as the case may be) or its officers, directors, employees and agents for their time spent in such cooperation.

(2) Consent. The Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any Judgment that (i) does not include the provision by the Person(s) asserting such Third-Party Claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (ii) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, or (iii) includes injunctive or other nonmonetary relief affecting any Indemnified Party.

(3) Failure to Assume Control. If the Indemnifying Party elects not to assume and control the defense of any Third Party Claim or fails to notify the Indemnified Party of its election within 30 days after receipt of notice of such Third Party Claim, then the Indemnified Party shall be entitled to continue to conduct and control the defense of such Third Party Claim and the reasonable fees and expenses of counsel for the Indemnified Party in connection with the defense of such Third Party Claim shall constitute indemnifiable Losses pursuant to this Article 8. The Indemnified Party shall not, except with the written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any Judgment with respect to such Third-Party Claim.

(c) Proceedings from which Joint Losses May Arise. If the parties to a Proceeding under which Joint Losses may arise including both Quidel or any of its Affiliates and Beckman or any of its Affiliates, then the Parties shall each be entitled to participate in the defense of the Third-Party Claim with respect thereto and shall cooperate in such defense. Otherwise, for all other Proceedings under which Joint Losses may arise, the Party that is a party thereto (or whose Affiliates are a party thereto) shall be entitled to assume and control the defense of the Third-Party Claim with respect thereto.

Section 8.5 Losses. When determining the amount of Losses for which a Party or any Indemnitee may be entitled to indemnification under this Article 8 for any breach by a Party of, or any inaccuracy in or failure to be true of, any representation or warranty contained in Article 5 that is made by a Party, each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality set forth in such representation or warranty. For clarity, such materiality qualifications and limitations shall be given their full effect for purposes of determining whether a breach has occurred.

Section 8.6 Exclusive Remedy. Except with respect to the right to specific performance under Section 9.6 for the actual or threatened breach of any covenant hereunder, the remedies set forth in this Article 8 shall constitute the sole and exclusive remedy available to any Party for any breach of the representations, warranties, or covenants of any other Party set forth in this Agreement.

Section 8.7 Exclusion of Consequential Damages. The Losses for which a Party or any Indemnitee may be entitled to indemnification under Section 8.1, 8.2, or 8.3 for any breach by a Party of any covenant or agreement herein, or for any inaccuracy in or failure to be true of any representation or warranty contained in Article 5, shall exclude, any consequential, exemplary, indirect, special or punitive damages, or losses of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity, even if the Indemnifying Party has been advised of the possibility of such damages, in each case, except for and to the extent (i) such breach, inaccuracy or failure to be true is intentional or willful, or arises from the Indemnifying Party’s or its Affiliates’ gross negligence or fraud, (ii) such breach, inaccuracy or failure is not covered by item (i) and is reasonably capable of being cured or remedied, and is not cured or remedied within 45 days after the earlier of the date on which the Indemnifying Party received notice thereof from the Indemnified Party or the date on which the Indemnifying Party or any of its Affiliates first became aware of such breach, inaccuracy or failure to be true (provided that, if such breach, inaccuracy or failure is not cured or remedied during such 45-day period despite the applicable Party’s good faith and diligent efforts to do so, such 30-day period shall automatically be extended by a further 45 days), or (iii) any such Losses are actually paid to a Third Party.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Amendment; Waiver. This Agreement may be amended or modified only by a written instrument executed and delivered on behalf of each Party. Any agreement on the part of a Party to extend the time for the performance of any of the obligations or other acts of the another Party or to waive any inaccuracies in the representations and warranties contained in this

Agreement or any non-compliance with the terms of this Agreement shall be valid only if set forth in written instrument executed and delivered on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by a Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.2 Assignment.

(a) General. No Party shall assign this Agreement (or assign any of its rights or delegate any of its obligations hereunder) to any other Person (including by operation of law) without the prior written consent of the other Parties (such consent shall not be unreasonably withheld, conditioned or delayed); except that any Party may assign this Agreement in its entirety (together with all of its rights and obligations), without such consent of the other Parties, (i) to an Affiliate, (ii) in connection with a merger, consolidation or similar change-in-control transaction of Quidel or Beckman or Danaher Corporation (the parent of Beckman) or, in each case, any successor thereto, or (iii) as part of the sale or transfer of all or substantially all of such assigning Party’s assets and businesses to which this Agreement relates; provided that, in the case of any such assignment, (A) the assigning Party concurrently assigns to the same Person each Related Agreement then in effect (in its entirety, together with all rights and obligations thereunder) and (B) the assigning Party shall be jointly and severally liable to the other Parties for any breach of this Agreement or any assigned Related Agreement by the assignee; and provided further that, any such assignment by QCI can only be made to an Affiliate of Quidel or a permitted assignee of Quidel hereunder. Any assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve a Party of responsibility for the performance of any accrued obligation that the Party has hereunder. Any purported assignment other than as expressly permitted by this Section 9.2(a) shall be void.

(b) Q-B Assets. During the period beginning on the Effective Date and ending on the Last Transfer Date, Quidel shall not (and shall cause its Affiliates not to) sell or otherwise transfer any Q-B Assets to any Third Party without the prior written consent of Beckman (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Quidel may sell or otherwise transfer the Q-B Assets to a Third Party upon notice to Beckman in the event of a sale of all or substantially all of the assets of Quidel. For clarity, nothing in this Section 9.2(b) shall prevent an assignment of this Agreement permitted by Quidel under Section 9.2(a), as to which assignment this Section 9.2(b) shall not apply.

Section 9.3 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including any Exhibits, Attachments or Schedules hereto), together with the Related Agreements and the BNP Agreement, constitutes the entire agreement between the Parties regarding the subject matter hereof and thereof, and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them regarding the subject matter hereof or thereof. This Agreement is not intended to and does not confer upon any Person other than the Parties any rights or remedies hereunder, except as set forth in Article 8 with respect to Indemnitees.

Section 9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the Laws of any other jurisdiction.

Section 9.5 Jurisdiction. Each of the Parties (i) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has jurisdiction, any state court of the State of Delaware having jurisdiction, in any Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such Proceeding may be heard and determined in any such court and (iii) agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.8. Nothing in this Section 9.5, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final, non-appealable judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

Section 9.6 Remedies; Specific Enforcement. Any specific remedies set forth in this Agreement are non-exclusive and in addition to any other remedies that may be available at law or in equity, except as otherwise set forth in Section 8.6. The Parties agree that irreparable damage for which monetary relief, even if available, may not be an adequate remedy, and could occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate this Agreement. Subject to the following sentence, the Parties acknowledge and agree that (i) each Party shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and seek to enforce specifically the terms and provisions hereof in the courts described in Section 9.5, this being in addition to any other remedy to which they are entitled under this Agreement and (ii) the right to seek specific enforcement is an integral part of the Transactions and without that right no Party would have entered into this Agreement. The Parties acknowledge and agree that any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.6 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.7 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.8 Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Persons at the following addresses:

If to Quidel or QCI:

Quidel Corporation/Quidel Cardiovascular Inc.

9975 Summers Ridge Road

San Diego, CA 92121

Attention: Chief Operating Officer

with a copy (which shall not constitute notice) to:

Quidel Corporation

9975 Summers Ridge Road

San Diego, CA 92121

Attn: General Counsel

If to Beckman:

Beckman Coulter, Inc.

1000 Lake Hazeltine Drive

Chaska, MN 55318 USA

Attention: SVP and GM, Chemistry and Immunoassay

with a copy (which shall not constitute notice) to:

Beckman Coulter, Inc.

250 South Kraemer Blvd.

Brea, California 92821

Attention: General Counsel

or such other address as such Party may hereafter specify by like notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law or such public policy.

Section 9.10 Fees and Expenses. Whether or not all of the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement or the applicable Related Agreement.

Section 9.11 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Effective Date, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to effectuate or document the Transactions to occur pursuant to the terms and conditions of the Related Agreements.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement or any Related Agreement, time is of the essence.

Section 9.13 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be as effective as delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Master Agreement to be duly executed on its behalf as of the Effective Date.

QUIDEL CORPORATION

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	Chief Executive Officer, Quidel Corporation

QUIDEL CARDIOVASCULAR INC.

By:	/s/ Douglas C. Bryant
Name:	Douglas C. Bryant
Title:	President and Chief Executive Officer, Quidel Cardiovascular Inc.

BECKMAN COULTER, INC.

By:	/s/ Frank McFaden
Name:	Frank McFaden
Title:	Vice President and Treasurer